Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:    William W. Krippaehne Jr. of Fisher Communications, Inc. 206-404-6783

Fisher Announces Sale of West Lake Union Center and Fisher Business Center

SEATTLE, October 23, 2003 (BUSINESS WIRE) — Fisher Communications, Inc. (Nasdaq: FSCI) today announced that its real estate subsidiary has concluded the sale of its West Lake Union Center in Seattle and Fisher Business Center in Lynnwood, Washington.

The buyer of the properties is RREEF. Fisher Properties will continue to manage the facilities. The sale price was $62 million. Net proceeds after income taxes, closing costs and reimbursement from the buyer of certain other items were approximately $52 million. Fisher expects to use the majority of the net proceeds of the sales to reduce outstanding mortgages and other corporate debt.

The West Lake Union Center and Fisher Business Center were the last two commercial properties held by Fisher Properties Inc. With these sales, Fisher has successfully completed the sale of the commercial real estate properties in the real estate portfolio of Fisher Properties Inc.

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Fisher Communications, Inc. is a Seattle-based communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 12 network-affiliated television stations are located primarily in the Northwest, and its 29 radio stations broadcast in Washington, Oregon, and Montana. Other media operations currently include Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a digital communications hub located in Seattle.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as “aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this press release include, without limitation, the statement that Fisher intends to use the majority of the net proceeds of the sale of the West Lake Union Center and Fisher Business Center properties to reduce outstanding debt. There are many risks and uncertainties that could cause actual results to differ materially from those predicted in our forward-looking statements. Without limitation, these factors include the following, Fisher may decide to use the proceeds for other purposes and/or incur additional debt for unanticipated business reasons. Other factors that could cause actual results to differ materially from those predicted in Fisher’s forward-looking statements are set out in the Fisher’s reports filed with the SEC, including its Quarterly Report on Form 10-Q for the second quarter of 2003, filed on September 15, 2003. Fisher does not undertake any obligation to update the forward-looking statements in this press release.